INVESCO JAPAN FUND                                                 SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING:   4/30/2010
FILE NUMBER :        811 - 05426
SERIES NO.:          22

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                    865
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                    120
          Class C                    221
          Class Y                     45
          Institutional Class         75
74V.    1 Net asset value per share (to nearest cent)
          Class A               $   5.53
        2 Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B               $   5.36
          Class C               $   5.36
          Class Y               $   5.56
          Institutional Class   $   5.59